Exhibit 99.1

Vantiv Announces Agreement to Acquire Moneris Solutions USA

Acquisition further accelerates Vantiv’s growth in the high-growth integrated payments and merchant bank channels

CINCINNATI and TORONTO, ON, Nov. 10, 2016 - Vantiv, Inc. (NYSE: VNTV), a leading provider of payment processing services and related technology solutions, announced today its agreement to acquire Moneris Solutions, Inc. (Moneris USA) from Moneris Solutions Corporation (Moneris) for $425 million USD, subject to certain adjustments. Schaumburg, IL-based Moneris USA is the U.S. subsidiary of Moneris, which is a joint investment between BMO Financial Group and Royal Bank of Canada (RBC).

Upon closing of the transaction, Vantiv will begin servicing Moneris USA’s merchants and other business relationships, including its relationship with BMO Harris Bank, which operates approximately 600 branches in the United States. Moneris USA processed approximately $12 billion in U.S. transaction volume in 2015.

“Acquiring Moneris USA will further accelerate Vantiv’s growth in key high-growth channels,” said Charles Drucker, president and chief executive officer of Vantiv. “We look forward to serving their technology and bank partners with our deep payments expertise and strong customer service.”

Vantiv, the nation’s second largest payment processor, serves more than 800,000 merchant locations and 1,400 financial institutions.

“The acquisition will enable Moneris USA to continue its successful path and provide merchants the high-level of service they’ve come to expect while leveraging Vantiv’s scale and omni-channel payments capabilities,” said Angela Brown, president and chief executive officer of Moneris. “Working together with Vantiv, Moneris will continue to support our mutual cross-border customers with a focus on innovation and service.”

The transaction is expected to close in the fourth quarter of 2016, subject to required U.S. antitrust clearance and other customary closing conditions. Vantiv will fund the transaction with cash-on-hand. Vantiv expects the acquisition to have an immaterial impact on its 2016 results and be accretive to its pro forma adjusted net income in 2017.

Credit Suisse acted as lead financial advisor and Morgan Stanley & Co. LLC and BofA Merrill Lynch also acted as financial advisors to Vantiv; Benesch served as its legal advisor. BMO Capital Markets, LLC and RBC Capital Markets LLC were financial advisors to Moneris. Sullivan & Cromwell acted as legal advisor for Moneris.

ABOUT MONERIS SOLUTIONS CORPORATION
As one of North America’s largest providers of payment processing solutions, Moneris offers credit, debit, wireless and online payment services for merchants in virtually every industry segment and processes more than three billion transactions, annually. Moneris offers electronic loyalty and stored-value gift card programs. With more than 350,000 merchant locations, Moneris provides the hardware, software and systems needed to improve business efficiency and manage payments. For more information please visit www.moneris.com.

ABOUT VANTIV
Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the second largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company’s growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, eCommerce, and merchant bank. Visit us at www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

© 2016 Vantiv, LLC. All Rights Reserved. All trademarks, service marks and trade names referenced herein are the property of their respective owners. Vantiv and other Vantiv products and services mentioned herein as well as their respective logos are registered trademarks or trademarks of Vantiv, LLC in the U.S. and other countries.

CONTACTS

Nathan Rozof
Investor Relations, Vantiv
866-254-4811 or 513-900-4811
IR@vantiv.com

Andrew Ciafardini
Corporate Communications, Vantiv
513-900-5308
Andrew.ciafardini@vantiv.com

Darren Leroux
Corporate Communications, Moneris
416-734-1442
Darren.leroux@moneris.com